Exhibit 1(b)

FORM OF
CONVERTIBLE PROMISSORY NOTE

This Convertible Promissory Note (the “Note”) is made and effective as of the date written below:

BETWEEN:	_______________ (the “Lender”), a Limited Liability Company organized and existing under the laws of the State of _______________, with its current principal place of business located in ___________, ___________, USA.

AND:	LANEAXIS, INC. (the “Borrower”), a Corporation organized and existing under the laws of the State of Delaware, with its current principal place of business located in Las Vegas, Nevada, USA.

1.	TERMS

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the undersigned Borrower jointly and severally promises to pay to the order of _______________ the sum of _______________ ($_______________ USD), together with interest thereon at the rate of six percent (6%) per annum on the unpaid principal balance.

Said sum shall be paid in the following manner: All payments shall first be applied to interest and the balance to principal. This Note may be prepaid, at any time, in whole or in part, without penalty. This Note shall, at the option of any holder thereof, be immediately due and payable upon the occurrence of any of the following:

1.	Failure to make any payment due hereunder within thirty (30) days of its due date;

2.	Breach of any condition of any security interest, mortgage, loan agreement, pledge agreement or guarantee granted as collateral security for this Note;

3.	Breach of any condition of any loan agreement, security agreement or mortgage, having a priority over any loan agreement, security agreement or mortgage on collateral granted, in whole or in part, as collateral security for this Note;

4.	Upon the death, incapacity, dissolution or liquidation of any of the undersigned, or any endorser, guarantor or surety hereto; and

5.	Upon the filing by any of the undersigned of an assignment for the benefit of creditors, bankruptcy or other form of insolvency; or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days. In the event this Note shall be in default and/or placed for collection, then the undersigned agree to pay all reasonable attorney fees and other costs of collection.

2.	PAYMENTS

a.	Payments not made within ten (10) days of their due date shall be subject to a late charge of ten percent (10%) of said payment;

b.	This Note may be paid in full or part without penalty; and

c.	All payments hereunder shall be made to such address as may from time to time be designated by any current holder of this Note.

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3.	BINDING AGREEMENT

The undersigned and all other parties to this Note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this Note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agree to remain bound notwithstanding any extension, modification, waiver or other indulgence, discharge or release of any obligation hereunder or exchange, substitution or release of any collateral granted as security for this Note.

No modification or indulgence by any holder hereof shall be binding unless made in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion. Any modification or change in terms hereunder granted by any holder hereof, shall be valid and binding upon each of the undersigned, notwithstanding the acknowledgment of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the others a power of attorney to enter into any such modification on their behalf. The rights of any holder hereof shall be cumulative and not necessarily successive.

4.	CONVERTIBILITY

This Note, and any unpaid interest accrued thereon, shall be convertible at any time, either in whole or in part, into fully paid-up shares of either LaneAxis, Inc. Common Stock or Preferred Stock. Said conversions shall be at the rate of One Dollar ($1.00 USD) per share for Common Stock and/or Ten Dollars ($10.00 USD) per share for Preferred Stock.

5.	REPAYMENT

No principal payments shall be made on this Note until the Borrower’s EBITDA exceeds One Million Dollars ($1,000,000 USD) in any given calendar year. Any principal payments made are limited to 10% of EBITDA.

6.	GOVERNING LAW

This Note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of California, USA.

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IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed as of the date written below:

LENDER	BORROWER

_______________, as LLC Manager	Rick L. Burnett, as Individual, Chairman and CEO

Date Signed	Date Signed

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NOTARY PUBLIC ACKNOWLEDGMENT

STATE OF NEVADA

COUNTY OF CLARK

On __________________, before me, ________________________, Notary Public, personally appeared Rick L. Burnett, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness both my hand and official seal below:

Signature:
Nevada Notary Public

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